News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
PublicStorage.com

For Release	Immediately
Date	November 1, 2021
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three and Nine Months Ended September 30, 2021
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three and nine months ended September 30, 2021.
Highlights for the Three Months Ended September 30, 2021
•Reported net income allocable to common shareholders of $2.52 per diluted share.

•Reported core FFO allocable to common shareholders (“Core FFO”) of $3.42 per diluted share, an increase of 30.0% relative to the same period in 2020.

•Increased Same Store (as defined below) direct net operating income by 20.8%, resulting from a 14.0% increase in Same Store revenues and a 6.2% decrease in Same Store direct cost of operations.

•Achieved 79.1% Same Store direct net operating income margin, an increase of 4.5% relative to the year ended December 31, 2020.

•Acquired 27 self-storage facilities with 2.2 million net rentable square feet for $0.3 billion. Subsequent to September 30, 2021, we acquired or were under contract to acquire 107 self-storage facilities across 16 states with 11.8 million net rentable square feet, for $2.3 billion.

•Opened one newly developed facility and various expansion projects with 0.7 million net rentable square feet costing $85.5 million. At September 30, 2021, we had various facilities in development and expansion with 4.6 million net rentable square feet estimated to cost $730.6 million.

•Issued €700.0 million of unsecured senior note bearing an annual rate of 0.500% and $143.8 million of 3.950% preferred equity, continuing to lower our in place cost of capital.

Operating Results for the Three Months Ended September 30, 2021
For the three months ended September 30, 2021, net income allocable to our common shareholders was $442.3 million or $2.52 per diluted common share, compared to $246.9 million or $1.41 per diluted common share in 2020 representing an increase of $195.4 million or $1.11 per diluted common share. The increase is due primarily to (i) a $148.7 million increase in self-storage net operating income (described below), (ii) a $82.8 million increase due to the impact of foreign currency exchange gains and losses associated with our Euro denominated debt, (iii) a $23.3 million increase due to the impact of the redemption of preferred shares in the three months ended September 30, 2020, partially offset by (iv) a $50.2 million increase in depreciation and amortization expense.

The $148.7 million increase in self-storage net operating income is a result of a $96.2 million increase in our Same Store Facilities (as defined below), and a $52.5 million increase in our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 14.0% or $87.8 million in the three months ended September 30, 2021 as compared to 2020, due primarily to higher realized annual rent per available square foot and weighted average square foot occupancy. Cost of operations for the Same Store Facilities decreased by 4.6% or $8.5 million in the three months ended September 30, 2021 as compared to 2020, due primarily to a 43.3% ($7.0 million) decrease in marketing expenses, an 8.4% ($2.6 million) decrease in on-site property manager payroll, and a change in property tax timing contributing to a 2.7% ($2.0 million) decrease in property tax expense. The increase in net operating income of $52.5 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2020 and 2021 and the fill-up of recently developed and expanded facilities.

Operating Results for the Nine Months Ended September 30, 2021

For the nine months ended September 30, 2021, net income allocable to our common shareholders was $1,174.4 million or $6.70 per diluted common share, compared to $806.2 million or $4.62 per diluted common share in 2020 representing an increase of $368.2 million or $2.08 per diluted common share. The increase is due primarily to (i) a $316.7 million increase in self-storage net operating income (described below), (ii) a $125.8 million increase due to the impact of foreign currency exchange gains and losses associated with our Euro denominated debt, partially offset by (iii) a $96.3 million increase in depreciation and amortization expense and (iv) a $25.8 million increase in general and administrative expense due primarily to increased share-based compensation expense.

The $316.7 million increase in self-storage net operating income is a result of a $216.9 million increase in our Same Store Facilities (as defined below), and a $99.8 million increase in our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 9.4% or $175.2 million in the nine months ended September 30, 2021 as compared to 2020, due primarily to higher realized annual rent per available square foot and weighted average square foot occupancy. Cost of operations for the Same Store Facilities decreased by 7.4% or $41.7 million in the nine months ended September 30, 2021 as compared to 2020, due primarily to (i) a 19.5% ($20.0 million) decrease in on-site property manager payroll, (ii) a 37.1% ($18.0 million) decrease in marketing expenses and (iii) a change in property tax timing contributing to our 6.2% ($13.4 million) decrease in property tax expense. The increase in net operating income of $99.8 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2020 and 2021 and the fill-up of recently developed and expanded facilities.

Funds from Operations
For the three months ended September 30, 2021, funds from operations (“FFO”) was $3.61 per diluted common share, as compared to $2.28 in the same period in 2020, representing an increase of 58.3%. FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets. A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is attached.
For the nine months ended September 30, 2021, FFO was $9.69 per diluted common share, as compared to $7.18 in the same period in 2020, representing an increase of 35.0%.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of loss contingency accruals, casualties, transactional due diligence, and advisory costs . We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner. However, Core FFO per share is not a substitute for net income per share. Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such a measure, Core FFO per share may not be comparable among REITs.
The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Percentage Change	2021	2020	Percentage Change

FFO per share	$3.61	$2.28	58.3%	$9.69	$7.18	35.0%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange (gain) loss	(0.23)	0.24		(0.42)	0.30
Preferred share redemption charge	—	0.13		0.10	0.22
Property losses and tenant claims due to casualties	0.03	—		0.03	—
Other items	0.01	(0.02)		(0.01)	(0.02)
Core FFO per share	$3.42	$2.63	30.0%	$9.39	$7.68	22.3%

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2019. Our Same Store Facilities decreased from 2,278 facilities at June 30, 2021 to 2,274 at September 30, 2021. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2019, 2020, and 2021 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results of these 2,274 facilities (148.7 million net rentable square feet) that represent approximately 80% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2021 (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Percentage Change	2021	2020	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$694,589	$609,150	14.0%	$1,982,274	$1,803,659	9.9%
Late charges and administrative fees	21,461	19,136	12.1%	60,558	64,004	(5.4)%
Total revenues	716,050	628,286	14.0%	2,042,832	1,867,663	9.4%

Direct cost of operations (a):
Property taxes (b)	69,573	71,533	(2.7)%	203,172	216,595	(6.2)%
On-site property manager payroll	28,116	30,701	(8.4)%	82,412	102,390	(19.5)%
Repairs and maintenance	13,078	12,954	1.0%	39,139	37,302	4.9%
Utilities	11,051	11,278	(2.0)%	31,102	31,665	(1.8)%
Marketing	9,143	16,131	(43.3)%	30,535	48,512	(37.1)%
Other direct property costs	18,851	17,071	10.4%	55,433	50,872	9.0%
Total direct cost of operations	149,812	159,668	(6.2)%	441,793	487,336	(9.3)%
Direct net operating income (c)	566,238	468,618	20.8%	1,601,039	1,380,327	16.0%
Indirect cost of operations (a):
Supervisory payroll	(8,320)	(9,831)	(15.4)%	(27,768)	(31,786)	(12.6)%
Centralized management costs	(13,757)	(11,464)	20.0%	(39,990)	(36,510)	9.5%
Share-based compensation (d)	(3,720)	(3,105)	19.8%	(13,772)	(9,425)	46.1%
Net operating income (e)	$540,441	$444,218	21.7%	$1,519,509	$1,302,606	16.7%

Gross margin (before indirect costs, depreciation and amortization expense)	79.1%	74.6%	6.0%	78.4%	73.9%	6.1%

Gross margin (before depreciation and amortization expense)	75.5%	70.7%	6.8%	74.4%	69.7%	6.7%

Weighted average for the period:
Square foot occupancy	96.8%	95.5%	1.4%	96.5%	94.3%	2.3%
Realized annual rental income per (f):
Occupied square foot	$19.30	$17.16	12.5%	$18.42	$17.16	7.3%
Available square foot	$18.68	$16.39	14.0%	$17.77	$16.18	9.8%
At September 30:
Square foot occupancy				95.7%	94.6%	1.2%
Annual contract rent per occupied square foot (g)				$19.56	$17.67	10.7%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Property tax expense for 2021 will be expensed ratably through the year, as described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our September 30, 2021 Form 10-Q. We expect decreases through the third quarter to be offset by an increase in the fourth quarter of 2021, resulting in an approximate increase of 4.8% for the year ending December 31, 2021, compared to the same period in 2020.
(c)Direct net operating income ("Direct NOI"), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(d)For the three and nine months ended September 30, 2021, share-based compensation expense increased 19.8% and 46.1%, respectively, as compared to the same periods in 2020, primarily due to the absence of comparable performance-based share-based compensation expense for the three and nine months ended September 30, 2020 and the accelerated compensation costs recognized in the three and nine months ended September 30, 2021 associated with modifying our share-based compensation plans in July 2020, to allow immediate vesting upon retirement.
(e)See attached reconciliation of self-storage NOI to net income.
(f)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(g)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot data)
Total revenues:
2021	$646,897	$679,885	$716,050
2020	$625,818	$613,559	$628,286	$637,256	$2,504,919

Total cost of operations:
2021	$180,768	$166,946	$175,609
2020	$188,922	$192,067	$184,068	$146,394	$711,451

Property taxes:
2021	$66,481	$67,118	$69,573
2020	$72,692	$72,370	$71,533	$41,164	$257,759

Repairs and maintenance:
2021	$13,008	$13,053	$13,078
2020	$12,698	$11,650	$12,954	$13,461	$50,763

Marketing:
2021	$14,558	$6,834	$9,143
2020	$14,782	$17,599	$16,131	$13,505	$62,017

REVPAF:
2021	$16.86	$17.77	$18.68
2020	$16.12	$16.01	$16.39	$16.62	$16.29

Weighted average realized annual rent per occupied square foot:
2021	$17.63	$18.32	$19.30
2020	$17.33	$17.00	$17.16	$17.46	$17.24

Weighted average occupancy levels for the period:
2021	95.6%	97.0%	96.8%
2020	93.0%	94.2%	95.5%	95.2%	94.5%

Property Operations – Non-Same Store Facilities

In addition to the 2,274 Same Store Facilities, we have 404 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2019 or that we did not own as of January 1, 2019, including 232 facilities that were acquired, 68 newly developed facilities, 71 facilities that have been expanded or are targeted for expansion, and 33 facilities that are unstabilized due to the impact of casualties and other factors (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Self-Storage Operations” in our September 30, 2021 Form 10-Q.
Investing and Capital Activities
During the three months ended September 30, 2021, we acquired 27 self-storage facilities (nine in Texas, three in South Carolina, two each in Georgia, North Carolina, Tennessee and Utah, and one each in California, Illinois, Minnesota, Nebraska, Nevada, Oregon and Virginia) with 2.2 million net rentable square feet for $326.8 million. During the nine months ended September 30, 2021, we acquired 126 self-storage facilities (39 in Maryland, 13 in Virginia, 12 in Texas, six each in Idaho and South Carolina, five each in Arizona, California, Nebraska and North Carolina, four each in Georgia and Indiana, three in Florida, two each in Illinois, Louisiana, Nevada, Ohio, Tennessee, Utah and Washington, and one each in Colorado, Kansas, Minnesota, Oregon, and Pennsylvania) with 10.3 million net rentable square feet for $2.8 billion.

The preceding discussion of properties acquired, includes our acquisition of the ezStorage portfolio on April 28, 2021, consisting of 48 properties (4.1 million net rentable square feet) for an acquisition cost of $1.8 billion, which includes 47 self-storage facilities and a property that is under construction. For the quarter ended September 30, 2021, these facilities generated revenues of $22.7 million, NOI of $17.8 million (including Direct NOI of $18.4 million) and square footage occupancy of 93.8%.

Subsequent to September 30, 2021, we acquired or were under contract to acquire 107 self-storage facilities across 16 states with 11.8 million net rentable square feet, for $2.3 billion. These include a portfolio of 56 properties (7.5 million net rentable square feet) currently operated under the brand name of All Storage that we are under contract to purchase for $1.5 billion. These properties are located in submarkets with strong demand drivers and other desirable characteristics across Dallas-Ft. Worth (52 properties) and Oklahoma City. The acquisition, which is subject to the satisfaction of customary closing conditions, is expected to close in two separate tranches, with seven self-storage facilities closing in November 2021 and 49 self-storage facilities closing in December 2021.

During the three months ended September 30, 2021, we opened one newly developed facility and various expansion projects (0.7 million net rentable square feet - 0.4 million in Florida, 0.2 million in California and 0.1 million in Texas) costing $85.5 million. During the nine months ended September 30, 2021, we opened four newly developed facilities and various expansion projects (1.2 million net rentable square feet - 0.6 million in Florida, 0.2 million each in California and Virginia and 0.1 million each in Colorado and Texas) costing $171.1 million. At September 30, 2021, we had various facilities in development (1.7 million net rentable square feet) estimated to cost $272.8 million and various expansion projects (2.9 million net rentable square feet) estimated to cost $457.8 million. Our aggregate 4.6 million net rentable square foot pipeline of development and expansion facilities includes 1.4 million in California, 0.7 million in Florida, 0.4 million Maryland, 0.3 million each in New Jersey, Texas and Washington, 0.2 million each in Michigan, Minnesota and New York and 0.6 million in other states. The remaining $502.2 million of development costs for these projects is expected to be incurred primarily in the next 18 to 24 months.

On August 17, 2021, we issued our 3.950% series Q Preferred Shares for gross proceeds of $143.8 million.

On September 9, 2021, we completed a public offering of €700.0 million ($817.6 million in net proceeds) of Euro denominated Senior Unsecured Notes, bearing interest at a fixed rate of 0.500% and maturing on September 9, 2030.

Distributions Declared
On October 27, 2021, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 30, 2021 to shareholders of record as of December 15, 2021.
Outlook for the Twelve Months Ending December 31, 2021
The following table outlines the Company’s Core FFO per share estimate and certain underlying assumptions for the year ending December 31, 2021:

	Guidance Ranges for 2021
	Low	High
	(Amounts in thousands, except per share data)
Same Store:
Revenue growth	9.50%	10.50%
Expense growth	0.00%	0.50%
Net operating income growth	13.10%	14.70%

Acquisitions	$5,000,000
Development openings	$215,000
Non-Same Store net operating income	$270,000	$280,000
Ancillary net operating income	$137,000	$141,000
General and administrative expense	$96,000	$99,000
Interest expense	$94,000	$96,000
Preferred dividends	$185,000
Capital expenditures	Approximately $250,000

Core FFO per share	$12.50	$12.80
Forward-looking Core FFO per share measures exclude estimates for the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other significant non-cash and/or nonrecurring income or expense items such as loss contingency accruals, casualties, transactional due diligence, and advisory costs. Public Storage is unable to provide a reconciliation of Core FFO per share guidance measures to corresponding U.S. GAAP measures on forward-looking basis without unreasonable effort due to the overall high variability of most of the foregoing items that have been excluded. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future U.S. GAAP results.
Third Quarter Conference Call
A conference call is scheduled for November 2, 2021 at 9:00 a.m. (PDT) to discuss the third quarter earnings results.  The domestic dial-in number is (866) 342-8591, and the international dial-in number is (203) 518-9713 (conference ID number for either domestic or international is PSAQ321). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through November 9, 2021 by calling (800) 839-5679 (domestic), (402) 220-2566 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. At September 30, 2021, we had: (i) interests in 2,678 self-storage facilities located in 39 states with approximately 186 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR) which owned 247 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at September 30, 2021. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the third quarter of 2021, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to our 2021 outlook and all underlying assumptions, our expected acquisition, disposition, development and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2021 and in our other filings with the SEC including: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development, expansion and acquisition of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; risks associated with the COVID-19 Pandemic (the "COVID Pandemic”) or similar events, including but not limited to illness or death of our employees or customers, negative impacts to the economic environment and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, and/or potential regulatory actions to (i) close our facilities if we were determined not to be an “essential business” or for other reasons, (ii) limit our ability to increase rent or otherwise limit the rent we can charge or (iii) limit our ability to collect rent or evict delinquent tenants; the risk that there could be an out-migration of population from certain high-cost major markets, if it is determined that the ability to “work from home,” which has become more prominent during the COVID Pandemic, could allow certain workers to live in less expensive localities, which could negatively impact the occupancies and revenues of our properties in such major high-cost markets; the risk that more jurisdictions will reinstitute COVID Pandemic restrictions, which were previously eased, in response to increases in infections, including as a result of variants such as the Delta variant, or if additional pandemics occur; the risk that we could experience a change in the move-out patterns of our long-term customers due to economic uncertainty and the increases in unemployment resulting from changes in the macro environment, which could lead to lower occupancies and rent “roll down” as long-term customers are replaced with new customers at lower rates; risk of negative impacts on the cost and availability of debt and equity capital as a result of the COVID Pandemic, which could have a material impact upon our capital and growth plans; the risk that the COVID Pandemic could adversely impact our ability to retain and hire employees, including as a result of vaccine or testing mandates; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; the risk that our existing self-storage facilities may be at a disadvantage in competing with newly developed facilities with more visual and customer appeal; risks related to increased reliance on Google and Sparefoot as customer acquisition channels; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage properties that we acquire directly or through the acquisition of entities that own and operate self-storage facilities or to consummate announced acquisitions in the expected timeframe or at all; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the legal and regulatory environment, as well as national, state and local laws and regulations including, without limitation, those governing environmental issues, taxes, our tenant reinsurance business, and labor, including risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; risks due to ballot initiatives or other actions that could remove the protections of Proposition 13 with respect to our real estate and result in substantial increases in our assessed values and property tax bills in California; changes in United States federal or state tax laws related to the taxation of REITs and other corporations; security breaches, including ransomware, or a failure of our networks, systems or technology could adversely impact our operations or our business, customer and employee relationships or result in fraudulent payments; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays and cost overruns on our projects to develop new facilities or expand our existing facilities; difficulties in our ability to hire and retain skilled management and staff; ineffective succession planning for our CEO, executive management and our other key employees; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether because of new information, new estimates, or other factors, events or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues:
Self-storage facilities	$840,510	$683,949	$2,333,850	$2,022,692
Ancillary operations	54,421	50,596	157,658	143,840
	894,931	734,545	2,491,508	2,166,532

Expenses:
Self-storage cost of operations	216,999	209,179	631,699	637,229
Ancillary cost of operations	19,735	15,174	52,044	44,081
Depreciation and amortization	188,552	138,333	508,139	411,851
General and administrative	31,682	18,262	78,996	53,234
Interest expense	23,736	14,282	60,980	42,048
	480,704	395,230	1,331,858	1,188,443

Other increases (decreases) to net income:
Interest and other income	3,356	7,192	9,321	18,976
Equity in earnings of unconsolidated real estate entities	32,860	21,240	81,382	62,863
Foreign currency exchange gain (loss)	40,906	(41,900)	73,584	(52,250)
Gain on sale of real estate	279	—	13,683	1,117
Net income	491,628	325,847	1,337,620	1,008,795
Allocation to noncontrolling interests	(1,537)	(980)	(4,067)	(2,849)
Net income allocable to Public Storage shareholders	490,091	324,867	1,333,553	1,005,946
Allocation of net income to:
Preferred shareholders – distributions	(46,237)	(53,892)	(138,500)	(158,849)
Preferred shareholders – redemptions	—	(23,313)	(16,989)	(38,382)
Restricted share units	(1,527)	(746)	(3,678)	(2,546)
Net income allocable to common shareholders	$442,327	$246,916	$1,174,386	$806,169

Per common share:
Net income per common share – Basic	$2.53	$1.41	$6.72	$4.62
Net income per common share – Diluted	$2.52	$1.41	$6.70	$4.62
Weighted average common shares – Basic	174,926	174,503	174,787	174,481
Weighted average common shares – Diluted	175,806	174,626	175,398	174,606

PUBLIC STORAGE
SELECTED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
ASSETS	(Unaudited)

Cash and equivalents	$958,247	$257,560
Real estate facilities, at cost:
Land	4,864,520	4,375,588
Buildings	15,592,003	12,997,039
	20,456,523	17,372,627
Accumulated depreciation	(7,598,496)	(7,152,135)
	12,858,027	10,220,492
Construction in process	228,379	188,079
	13,086,406	10,408,571

Investments in unconsolidated real estate entities	779,272	773,046
Goodwill and other intangible assets, net	258,949	204,654
Other assets	201,812	172,715
Total assets	$15,284,686	$11,816,546

LIABILITIES AND EQUITY

Notes payable	$5,773,190	$2,544,992
Preferred shares called for redemption	—	300,000
Accrued and other liabilities	474,198	394,655
Total liabilities	6,247,388	3,239,647

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 160,600 shares issued (in series) and outstanding, (151,700 at December 31, 2020) at liquidation preference	4,015,000	3,792,500
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,048,260 shares issued and outstanding (174,581,742 shares at December 31, 2020)	17,505	17,458
Paid-in capital	5,808,943	5,707,101
Accumulated deficit	(771,114)	(914,791)
Accumulated other comprehensive loss	(52,980)	(43,401)
Total Public Storage shareholders’ equity	9,017,354	8,558,867
Noncontrolling interests	19,944	18,032
Total equity	9,037,298	8,576,899
Total liabilities and equity	$15,284,686	$11,816,546

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Computation of FFO per Share:
Net income allocable to common shareholders	$442,327	$246,916	$1,174,386	$806,169
Eliminate items excluded from FFO:
Depreciation and amortization	187,611	137,526	505,218	409,484
Depreciation from unconsolidated real estate investments	19,209	17,492	54,485	52,607
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,318)	(954)	(3,413)	(2,853)
Gains on sale of real estate investments, including our equity share from investments	(12,572)	(3,174)	(31,156)	(12,415)
FFO allocable to common shares (a)	$635,257	$397,806	$1,699,520	$1,252,992
Diluted weighted average common shares	175,806	174,626	175,398	174,606
FFO per share (a)	$3.61	$2.28	$9.69	$7.18
Reconciliation of Diluted Earnings per Share to FFO per Share:
Diluted earnings per share	$2.52	$1.41	$6.70	$4.62
Eliminate amounts per share excluded from FFO:
Depreciation and amortization	1.17	0.88	3.17	2.63
Gains on sale of real estate investments, including our equity share from investments	(0.08)	(0.01)	(0.18)	(0.07)
FFO per share (a)	$3.61	$2.28	$9.69	$7.18
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to common shares	$635,257	$397,806	$1,699,520	$1,252,992
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	13,171	8,115	37,247	11,831
Foreign currency exchange (gain) loss	(40,906)	41,900	(73,584)	52,250
Impact of preferred share redemption charges, including equity investment share	—	23,313	16,989	38,382
Less: Capital expenditures to maintain real estate facilities	(83,025)	(30,441)	(177,641)	(126,070)
FAD (a)	$524,497	$440,693	$1,502,531	$1,229,385
Distributions paid to common shareholders and restricted share units	$351,226	$349,836	$1,051,376	$1,049,472
Distribution payout ratio	67.0%	79.4%	70.0%	85.4%
Distributions per common share	$2.00	$2.00	$6.00	$6.00

(a)FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents GAAP net income before depreciation and amortization, real estate gains or losses and impairment charges, which are excluded because they are based upon historical costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner. FFO and FFO per share are not a substitute for net income or earnings per share. FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to
Net Income
(Unaudited – amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Self-storage revenues for:
Same Store Facilities	$716,050	$628,286	$2,042,832	$1,867,663
Acquired facilities	62,187	11,001	124,751	28,103
Developed and expanded facilities	55,100	38,375	145,960	108,449
Other Non-Same Store facilities	7,173	6,287	20,307	18,477
Self-storage revenues	840,510	683,949	2,333,850	2,022,692

Self-storage cost of operations for:
Same Store Facilities	175,609	184,068	523,323	565,057
Acquired facilities	20,064	4,880	45,918	13,630
Developed and expanded facilities	19,059	17,735	55,572	51,016
Other Non-Same Store facilities	2,267	2,496	6,886	7,526
Self-storage cost of operations	216,999	209,179	631,699	637,229

Self-storage NOI for:
Same Store Facilities	540,441	444,218	1,519,509	1,302,606
Acquired facilities	42,123	6,121	78,833	14,473
Developed and expanded facilities	36,041	20,640	90,388	57,433
Other Non-Same Store facilities	4,906	3,791	13,421	10,951
Self-storage NOI (a)	623,511	474,770	1,702,151	1,385,463
Ancillary revenues	54,421	50,596	157,658	143,840
Ancillary cost of operations	(19,735)	(15,174)	(52,044)	(44,081)
Depreciation and amortization	(188,552)	(138,333)	(508,139)	(411,851)
General and administrative expense	(31,682)	(18,262)	(78,996)	(53,234)
Interest and other income	3,356	7,192	9,321	18,976
Interest expense	(23,736)	(14,282)	(60,980)	(42,048)
Equity in earnings of unconsolidated real estate entities	32,860	21,240	81,382	62,863
Gain on sale of real estate	279	—	13,683	1,117
Foreign currency exchange gain (loss)	40,906	(41,900)	73,584	(52,250)
Net income on our income statement	$491,628	$325,847	$1,337,620	$1,008,795

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.